Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2022	2021	2022	2021
Operating Revenues	$2,572,641	$2,122,538	$6,043,951	$4,948,378

Operating Expenses:
Purchased Power, Fuel and Transmission	940,541	650,087	2,330,237	1,648,578
Operations and Maintenance	452,174	411,147	924,608	876,689
Depreciation	294,238	274,647	583,568	545,352
Amortization	70,409	5,611	307,357	113,624
Energy Efficiency Programs	136,679	128,955	336,163	317,018
Taxes Other Than Income Taxes	223,031	200,486	443,395	409,944
Total Operating Expenses	2,117,072	1,670,933	4,925,328	3,911,205
Operating Income	455,569	451,605	1,118,623	1,037,173
Interest Expense	160,090	145,435	313,334	283,201
Other Income, Net	93,861	46,619	165,422	80,820
Income Before Income Tax Expense	389,340	352,789	970,711	834,792
Income Tax Expense	95,598	86,389	231,643	200,370
Net Income	293,742	266,400	739,068	634,422
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$291,862	$264,520	$735,309	$630,663

Basic and Diluted Earnings Per Common Share	$0.84	$0.77	$2.13	$1.83

Weighted Average Common Shares Outstanding:
Basic	345,893,714	343,844,626	345,525,030	343,761,435
Diluted	346,295,478	344,435,696	345,978,306	344,385,193

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.